Exhibit 99.1

Press Release

LVMH completes the acquisition of Tiffany & Co.

Paris and New York,

January 7th, 2021

LVMH Moët Hennessy Louis Vuitton SE, the world’s leading luxury products group, announced today that it has completed the acquisition of Tiffany & Co. (NYSE: TIF), the global luxury jeweler. The acquisition of this iconic US jeweler will deeply transform LVMH’s Watches & Jewelry division and complement LVMH’s 75 distinguished Maisons.

Bernard Arnault, Chairman and Chief Executive Officer of LVMH, commented: “I am pleased to welcome Tiffany and all their talented employees in our Group. Tiffany is an iconic brand and a quintessential emblem of the global jewelry sector. We are committed to supporting Tiffany, a brand that is synonymous with love and whose Blue Box is revered around the world, with the same dedication and passion that we have applied to each of our prestigious Maisons over the years. We are optimistic about Tiffany’s ability to accelerate its growth, innovate and remain at the forefront of our discerning customers’ most cherished life achievements and memories. I would like to thank Alessandro Bogliolo and his team for their dedication to Tiffany and their work over the past three years, especially during this challenging period.”

Tiffany Executive Leadership

In conjunction with the closing of the transaction, LVMH has announced several leadership appointments at Tiffany:

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Anthony Ledru, previously Executive Vice President, Global Commercial Activities at Louis Vuitton and formerly Senior Vice President of North America at Tiffany, becomes Chief Executive Officer of Tiffany, effective immediately.

•	Alexandre Arnault, previously Chief Executive Officer of high-quality luggage company RIMOWA, becomes Executive Vice President, Product and Communications of Tiffany, effective immediately.

•	Michael Burke, the Chairman and Chief Executive Officer of Louis Vuitton, will become Chairman of Tiffany Board of Directors.

Leadership Transitions

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Alessandro Bogliolo, the current Chief Executive Officer of Tiffany, has agreed to remain with the company to facilitate the transition through January 22, 2021, after which time he will depart the company.

•	Reed Krakoff, Chief Artistic Director, and Daniella Vitale, Executive Vice President and Chief Brand Officer of Tiffany, will depart Tiffany after a short transition of responsibilities.

Anthony Ledru, Chief Executive Officer of Tiffany, commented: “I am delighted to re-join Tiffany & Co, one of the most iconic American luxury brands which I have long admired. The inclusiveness and optimism upon which Tiffany was founded resonate now more than ever. I also come back to a Maison that is at the forefront of the environmental and sourcing standards in its industry. Going forward, I have deep confidence in LVMH’s commitment to protect the brand, drive its growth strategy and apply the highest standards of retail excellence to Tiffany. The potential ahead is limitless, and I look forward to writing this next deeply promising chapter, along with the 14,000 Tiffany employees around the world.”

Alessandro Bogliolo, former Chief Executive Officer of Tiffany, commented: “I am honored to have led Tiffany as a public company and contributed with such a talented team to further strengthening Tiffany’s iconic standing. Thanks to the hard work and commitment of all our team members, Tiffany is ideally positioned to continue its growth. I would also like to take this moment to thank Reed and Daniella for having led the creative vision, digital and marketing direction for the company. We can all be proud of what we achieved together over the past three years and, I am convinced that Tiffany will thrive under LVMH leadership. I look forward to ensuring a smooth transition to Anthony and his team and wish him and all the Tiffany community continued success in the years to come.”

Leadership Biographies

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Anthony Ledru has more than 20 years of experience in the luxury industry. He was the Executive Vice President of Global Commercial Activities at Louis Vuitton since 2017, which he joined three years before as President & Chief Executive Officer of Louis Vuitton America. Prior to that, he was Senior Vice President of North America at Tiffany & Co. between 2013 and 2014 and served as Global Vice President of Sales for Harry Winston International. He started his career in the luxury sector working for Cartier between 1999 and 2011, first in Latin America and then in the U.S. where he was Vice President of Retail for the company’s North American business. Anthony Ledru holds a master’s degree from SKEMA Business School.

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Alexandre Arnault has led RIMOWA since January 2017, after initiating and leading its acquisition by LVMH. His professional career began in the United States in strategic consulting, at McKinsey & Company, then in private equity at KKR in New York. He then joined LVMH and Groupe Arnault to focus on digital innovation. In this capacity, Alexandre Arnault participated in the definition and implementation of a strategy to address the challenges of the development of e-commerce in the high-quality products sector. Over the past four years, he has successfully repositioned RIMOWA and elevated its brand image. Alexandre Arnault graduated from École Telecom ParisTech and holds a master’s degree from École Polytechnique.

LVMH

LVMH Moët Hennessy Louis Vuitton is represented in Wines and Spirits by a portfolio of brands that includes Moët & Chandon, Dom Pérignon, Veuve Clicquot Ponsardin, Krug, Ruinart, Mercier, Château d’Yquem, Domaine du Clos des Lambrays, Château Cheval Blanc, Colgin Cellars, Hennessy, Glenmorangie, Ardbeg, Belvedere, Woodinville, Volcán de Mi Tierra, Chandon, Cloudy Bay, Terrazas de los Andes, Cheval des Andes, Cape Mentelle, Newton, Bodega Numanthia, Ao Yun, Château d’Esclans and Château du Galoupet. Its Fashion and Leather Goods division includes Louis Vuitton, Christian Dior Couture, Celine, Loewe, Kenzo, Givenchy, Fendi, Emilio Pucci, Marc Jacobs, Berluti, Loro Piana, RIMOWA, Patou and Fenty. LVMH is present in the Perfumes and Cosmetics sector with Parfums Christian Dior, Guerlain, Parfums Givenchy, Kenzo Parfums, Perfumes Loewe, Benefit Cosmetics, Make Up For Ever, Acqua di Parma, Fresh, Fenty Beauty by Rihanna and Maison Francis Kurkdjian. LVMH’s Watches and Jewelry division comprises Bvlgari, TAG Heuer, Chaumet, Dior Watches, Zenith, Fred and Hublot. LVMH is also active in selective retailing as well as in other activities through DFS, Sephora, Le Bon Marché, La Samaritaine, Groupe Les Echos, Cova, Le Jardin d’Acclimatation, Royal Van Lent, Belmond and Cheval Blanc hotels.

About Tiffany & Co.

In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century, its fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including nearly 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. TIFFANY & CO. has a long-standing commitment to conducting its business responsibly, sustaining the natural environment, prioritizing diversity and inclusion, and positively impacting the communities in which we operate.

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